As filed with the Securities and Exchange Commission on February 28, 2014

Registration No. 333-145113

Registration No. 333-149357

Registration No. 333-149356

Registration No. 333-145114

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 ______________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145113;

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149357;

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149356; and

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145114

UNDER

THE SECURITIES ACT OF 1933

 ______________

ZOLTEK COMPANIES, INC.

(Exact name of registrant as specified in its charter)

MISSOURI	3101 McKelvey Road	43-1311101
(State or other jurisdiction of	St. Louis, Missouri 63044	(I.R.S. Employer
incorporation or organization)	Telephone: (314) 291-5110	Identification No.)

Facsimile: (314) 291-8536

(Address of Principal Executive Offices)

ZOLTEK COMPANIES, INC. 2008 DIRECTOR INCENTIVE PLAN;

ZOLTEK COMPANIES, INC. 2008 LONG-TERM INCENTIVE PLAN;

ZOLTEK COMPANIES, INC. 1992 LONG TERM INCENTIVE PLAN;

ZOLTEK COMPANIES, INC. AMENDED AND RESTATED DIRECTORS STOCK OPTION PLAN; and

ZOLTEK COMPANIES, INC. 2003 LONG-TERM EQUITY INCENTIVE PLAN

(Full title of the plan)

ZSOLT RUMY

Chairman, Chief Executive Officer and President

Zoltek Companies, Inc.

3101 McKelvey Road

St. Louis, Missouri 63044-3406

Telephone: (314) 291-5110

Facsimile: (314) 291-8536

(Name, address and telephone numbers,

including area code, of agent for service)

Copy to:

THOMAS A. LITZ, ESQ.

ANDREW J. KLINGHAMMER, ESQ.

Thompson Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Telephone: (314) 552-6000

Facsimile: (314) 552-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

______________

TERMINATION OF REGISTRATION

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements of Zoltek Companies, Inc., a Missouri corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

●

Registration Statement No. 333-149357, filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2008, registering the offer and sale of 500,000 shares of the Registrant’s common stock, $.01 par value (“Common Stock”), for sale to participants under the Zoltek Companies, Inc. 2008 Director Incentive Plan;

●

Registration Statement No. 333-149356, filed with the SEC on February 22, 2008, registering the offer and sale of 1,500,000 shares of Common Stock, for sale to participants under the Zoltek Companies, Inc. 2008 Long-Term Incentive Plan;

●

Registration Statement No. 333-145114, filed with the SEC on August 3, 2007, registering the offer and sale of 1,600,000 shares of Common Stock for awards under the Zoltek Companies, Inc. 1992 Long Term Incentive Plan and the offer and sale of 187,500 shares of Common Stock for awards under the Zoltek Companies, Inc. Amended and Restated Directors Stock Option Plan; and

●

Registration Statement No. 333-145113, filed with the SEC on August 3, 2007, registering the offer and sale of 1,000,000 shares of Common Stock for sale to participants under the Zoltek Companies, Inc. 2003 Long-Term Equity Incentive Plan.

Effective as of February 28, 2014 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of September 27, 2013, by and among the Registrant, Toray Industries, Inc., a Japanese kabushiki kaisha, and TZ Acquisition Corp., a Missouri corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation. In connection with the Merger, all issued and outstanding shares of Common Stock, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under each of the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under any of the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the Effective Time, if any.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on February 28, 2014.

ZOLTEK COMPANIES, INC.

/s/ Zsolt Rumy
Zsolt Rumy
Chairman of the Board, President and Chief Executive Officer

No other person is required to sign this Post−Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.